Exhibit 99.1

Sunoco LP Announces 4Q and Full Year 2014 Financial and Operating Results

•	4Q distribution increased 10% versus 3Q, 24% versus 4Q 2013 levels

•	4Q gallons sold increased 46% versus 4Q 2013 volumes

•	FY 2014 gross profit increased 148% versus FY 2013

Conference Call Scheduled for 10:00 a.m. ET (9:00 a.m. CT) on February 19

HOUSTON - February 18, 2015 - Sunoco LP (NYSE: SUN) (the "Partnership"), today announced financial and operating results for the three and 12-month periods ended December 31, 2014 and provided an update on recent developments.

Reported net income attributable to partners for the quarter was $30.1 million, or $0.83 per diluted unit, compared to $9.5 million, or $0.43 per diluted unit, in the fourth quarter of 2013. Reported net income includes the impact of $5.7 million, or $0.17 per diluted unit, in charges related to the merger with Energy Transfer Partners, L.P. (NYSE: ETP) and other acquisition activity.

Adjusted EBITDA(1) totaled $65.5 million, of which approximately two-thirds was attributable to the acquisition of Mid-Atlantic Convenience Stores, L.L.C. ("MACS") and Aloha Petroleum, Ltd. ("Aloha") in early October and mid-December, respectively. By comparison, adjusted EBITDA in the fourth quarter of 2013 was $14.1 million. Distributable cash flow(1) for the quarter was $51.1 million, compared to $12.6 million a year ago.

Revenue in the fourth quarter was $1.3 billion, up approximately 20 percent compared to $1.1 billion in the comparable period last year. The increase was primarily the result of the contribution of $39.3 million of merchandise sales from the MACS and Aloha convenience stores acquired during the quarter, along with a 46 percent increase in gallons sold, partly offset by the impact of a 55-cent-per-gallon decrease in the average selling price per gallon of fuel.

Total gross profit for the latest quarter was $93.2 million, compared to $20.0 million in the fourth quarter of 2013. Key drivers of the increase were the MACS and Aloha acquisitions, organic growth in gallons sold and favorable fuel margins. On a weighted average basis, fuel margin for all gallons sold increased to 13.0 cents per gallon, compared to 3.8 cents per gallon a year earlier. Sales of retail gallons, a change in the wholesale fuel customer mix and increased fuel margins resulting from declining crude oil prices drove most of the margin increase.

At December 31, SUN operated 153 retail convenience stores and fuel outlets in Virginia, Hawaii, Tennessee, Maryland and Georgia.

Affiliate customers included 656 Stripes® and Sac-N-Pac™ convenience stores operated by a subsidiary of our parent company, ETP, as well as sales of motor fuel to ETP subsidiaries for resale under consignment arrangements at approximately 85 independently operated convenience stores. Motor fuel gallons sold to affiliates during the fourth quarter increased 13 percent from a year ago to 304.9 million gallons. Gross profit on these gallons totaled $9.5 million, or 3.0 cents per gallon, versus $8.1 million, or 3.0 cents per gallon, in the same period a year ago.

Third-party customers included 738 independent dealers under long-term fuel supply agreements, 55 independently operated consignment locations and over 1,800 other commercial customers. Total gallons sold to third parties increased year-over-year by 65 percent to 241.5 million gallons. Gross profit on these gallons was $33.3 million, or 17.6 cents per gallon, compared to $7.6 million, or 5.2 cents per gallon, in the prior-year period.

“Sunoco LP delivered outstanding results in the latest quarter, led primarily by strength in motor fuel margins as well as growth in gallons sold and strong merchandise performance from the convenience stores and retail fuel outlets we recently added to our portfolio,” said Bob Owens, Sunoco LP President and Chief Executive Officer. “These factors combined allowed us to increase our quarterly distribution to unitholders by 24 percent year-over-year.

“Our gross profit increased by 365 percent for the quarter, and gallons sold increased by 46 percent over the same period last year.

“We completed several strategic transactions in the fourth quarter as part of our growth strategy. The most recent was the acquisition of the Aloha wholesale and retail business in Hawaii on December 16. On October 1 we completed the acquisition of MACS -- the first drop-down of assets from Energy Transfer Partners to Sunoco LP. We also issued 9.1 million new common units in our first public offering since our IPO.

“We plan to continue our expansion in 2015 through additional asset contributions from ETP, through purchase and leasebacks of Stripes stores, and through organic growth of new stores within our existing retail footprint. In addition, we will continue to look for opportunistic acquisitions like the Aloha assets,” Owens said.

FY 2014 Compared to FY 2013

Revenue for the full year 2014 totaled $5.4 billion, a 20 percent increase compared to full year 2013, of which approximately $0.5 billion is attributable to the acquisition of MACS and Aloha. Gross profit for this period increased 148 percent year-over-year to $175.9 million. Total gallons of motor fuel sold to affiliates increased by 12 percent to 1.2 billion gallons, and gallons sold to third parties increased by 45 percent to 749.9 million gallons. On a weighted average basis, fuel margin for all gallons sold increased to 7.0 cents per gallon for the full year 2014, versus 3.7 cents per gallon in the full year 2013.

Net income attributable to partners for the full year 2014 totaled $56.7 million, a 53 percent increase compared to full year 2013. Adjusted EBITDA was $122.3 million, compared to $51.9 million for the 2013 period, and distributable cash flow was $92.5 million, versus $47.7 million for 2013.

The MACS acquisition was accounted for as a transaction between entities under common control, which requires the Partnership to retrospectively adjust its financial statements to include the balances and operations of MACS from September 1, 2014, the date of common control. Please refer to the financial statement schedules for a reconciliation of this impact on our previously reported results for the three and nine months ended September 30, 2014.

Distribution Increase
On February 2, 2015, the Board of Directors of SUN’s general partner declared a distribution for the fourth quarter of 2014 of $0.60 per unit, which corresponds to $2.40 per unit on an annualized basis. This represents a 10 percent increase compared to the distribution for the third quarter of 2014 and a 24 percent increase compared with the fourth quarter of 2013, and is the seventh consecutive quarterly increase. The distribution will be paid on February 27 to unitholders of record on February 17. SUN achieved a 2.3 times distribution coverage ratio for the quarter, and 1.5 times for the 12 months ended December 31, 2014.

Aloha Acquisition
Sunoco LP completed its acquisition of Honolulu-based Aloha on December 16. Aloha is the largest independent gasoline marketer and one of the largest convenience store operators in Hawaii. The transaction included six fuel storage terminals and a wholesale fuel distribution network that markets to approximately 100 company- or dealer-

operated stores. The base purchase price was $240 million, subject to a post-closing earn-out, closing adjustments and before transaction expenses, andt was funded under our revolving credit facility.

MACS Acquisition
The first planned acquisition of ETP's retail marketing assets was completed on October 1, 2014, with the purchase of MACS for total consideration of approximately $768 million, subject to certain working capital adjustments. The consideration paid to ETP consisted of approximately 4 million newly issued SUN units and $556 million in cash. MACS consists of approximately 110 company-operated convenience stores and 200 dealer-operated and consignment sites in Virginia, Maryland, Tennessee and Georgia.
New Dealers
The Partnership added 261 new contracted dealer sites in the fourth quarter, and 6 sites were discontinued for a total of 793 third-party dealers and consignment locations supplied by SUN as of December 31. Of that total, 256 are attributable to the acquisitions of MACS and Aloha.

For the full year, SUN added a net of 287 contracted third-party dealer contracts, including 275 acquired sites, 30 organic additions and 18 discontinued sites.

Capital Spending
SUN’s gross capital expenditures for the fourth quarter were $69.1 million, which included $64.5 million for growth capital and $4.6 million for maintenance capital, excluding the MACS and Aloha acquisitions. For the full year, SUN invested $168.1 million in growth capital and $4.9 million for maintenance capital, excluding the acquisitions of MACS and Aloha. Included in growth capex is the purchase of 33 new Stripes stores that were leased back to Stripes.

We currently expect capital spending for the full year 2015, excluding acquisitions, to be within the following ranges (in millions):

Growth		Maintenance
Low	High	Low	High
$165	$215	$15	$25

Included in the above growth capital spending estimate is the purchase and leaseback of 30 to 35 new convenience stores from Stripes, out of the 35 to 40 that Stripes plans to build in 2015.

Liquidity
At December 31, 2014, SUN had borrowings against its $1.25 billion revolving line of credit of $683.4 million and $11.8 million in standby letters of credit, leaving unused availability of $554.8 million. Net debt to Adjusted EBITDA, pro forma for the MACS and Aloha acquisitions, was 4.1 times at year-end.

_______________________

1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income for the periods presented.

Fourth Quarter Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, February 19, at 10:00 a.m. ET (9:00 a.m. CT) to discuss fourth quarter and full year results and recent developments. To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations. A telephone replay will be available through February 26 by calling 201-612-7415 and using the access code 13599739#.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites.  SUN’s general partner is a wholly-owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company- or independently-operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Sunoco LP’s ("SUN") objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management's expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN's markets; dangers inherent in storing and transporting motor fuel; SUN's ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; SUN's ability to make and integrate acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN's and ETP's ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of SUN's and ETP's most recently filed annual reports on Form 10-K and current report on Form 8-K/A filed October 21, 2014. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial Schedules Follow

Contacts

Investors:
Clare McGrory, Senior VP, Finance and Investor Relations
(610) 833-3400, cpmcgrory@sunocoinc.com
Anne Pearson
Dennard-Lascar Associates
(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager
(215) 977-6056, jpshields@sunocoinc.com
Jessica Davila-Burnett, Public Relations Director
(361) 654-4882, jessica.davila-burnett@susser.com

Sunoco LP
Consolidated Statements of Operations and Comprehensive Income

	Predecessor		Successor
	Year ended December 31, 2013	January 1, 2014 through August 31, 2014	September 1, 2014 through December 31, 2014	Combined Year ended December 31, 2014

	(dollars in thousands except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$1,502,786	$1,275,422	$941,243	$2,216,665
Motor fuel sales to affiliates	2,974,122	2,200,394	873,842	3,074,236
Merchandise sales	—	—	52,275	52,275
Rental income	10,060	11,690	16,020	27,710
Other income	5,611	4,683	6,447	11,130
Total revenues	4,492,579	3,492,189	1,889,827	5,382,016
Cost of sales:
Motor fuel cost of sales to third parties	1,476,479	1,252,141	872,984	2,125,125
Motor fuel cost of sales to affiliates	2,942,525	2,177,028	861,475	3,038,503
Merchandise	—	—	38,820	38,820
Other	2,611	2,339	1,303	3,642
Total cost of sales	4,421,615	3,431,508	1,774,582	5,206,090
Gross profit	70,964	60,681	115,245	175,926
Operating expenses:
General and administrative	16,814	17,075	16,358	33,433
Other operating	3,187	4,964	29,288	34,252
Rent	1,014	729	3,459	4,188
Loss (gain) on disposal of assets and impairment charge	324	(39)	2,670	2,631
Depreciation, amortization and accretion	8,687	10,457	16,498	26,955
Total operating expenses	30,026	33,186	68,273	101,459
Income from operations	40,938	27,495	46,972	74,467
Interest expense, net	(3,471)	(4,767)	(9,562)	(14,329)
Income before income taxes	37,467	22,728	37,410	60,138
Income tax expense	(440)	(218)	(2,134)	(2,352)
Net income and comprehensive income	37,027	22,510	35,276	57,786
Net income attributable to noncontrolling interest	—	—	(1,043)	(1,043)
Net income and comprehensive income attributable to partners	$37,027	$22,510	$34,233	$56,743

	Predecessor		Successor
	Year ended December 31, 2013	January 1, 2014 through August 31, 2014	September 1, 2014 through December 31, 2014	Combined Year ended December 31, 2014
	(dollars in thousands except unit and per unit amounts)

Net income per limited partner unit:
Common - basic and diluted	$1.69	$1.02	$0.85	$1.96
Subordinated - basic and diluted	$1.69	$1.02	$0.85	$1.96

Weighted average limited partner units outstanding:
Common units - (basic)	10,964,258	11,023,617	20,572,373	14,206,536
Common units - (diluted)	10,986,102	11,048,745	20,578,755	14,223,648
Subordinated units - affiliated (basic and diluted)	10,939,436	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$1.84	$1.02	$1.15	$2.17

Sunoco LP
Consolidated Statements of Operations and Comprehensive Income
Unaudited

	Predecessor	Successor
	Three Months Ended December 31, 2013	Three Months Ended December 31, 2014

	(dollars in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$392,937	$668,215
Motor fuel sales to affiliates	716,322	617,732
Merchandise sales	—	39,277
Rental income	3,335	12,300
Other income	1,874	4,098
Total revenues	1,114,468	1,341,622
Cost of sales:
Motor fuel cost of sales to third parties	385,296	610,115
Motor fuel cost of sales to affiliates	708,189	608,263
Merchandise	—	29,064
Other	934	996
Total cost of sales	1,094,419	1,248,438
Gross profit	20,049	93,184
Operating expenses:
General and administrative	4,937	13,137
Other operating	1,382	23,028
Rent	249	2,204
Loss on disposal of assets and impairment charge	118	2,670
Depreciation, amortization and accretion	2,597	12,502
Total operating expenses	9,283	53,541
Income from operations	10,766	39,643
Interest expense, net	(1,101)	(6,636)
Income before income taxes	9,665	33,007
Income tax expense	(142)	(2,114)
Net income and comprehensive income	9,523	30,893
Net income attributable to noncontrolling interest	—	(782)
Net income and comprehensive income attributable to partners	$9,523	$30,111

	Predecessor	Successor
	Three Months Ended December 31, 2013	Three Months Ended December 31, 2014
	(dollars in thousands, except unit and per unit amounts)
Net income per limited partner unit:
Common - basic and diluted	$0.43	$0.83
Subordinated - basic and diluted	$0.43	$0.83

Weighted average limited partner units outstanding:
Common units - (basic)	11,014,487	23,745,231
Common units - (diluted)	11,038,440	23,753,287
Subordinated units - affiliated (basic and diluted)	10,939,436	10,939,436

Cash distribution per unit	$0.49	$0.60

In accordance with generally accepted accounting principles, amounts previously reported for the third quarter of 2014 have been revised to reflect the retrospective consolidation of MACS into the Partnership, as the transfer of MACS into the Partnership met the definition of a transaction between entities under common control. MACS is retroactively consolidated beginning September 1, 2014, the date (for accounting purposes) that ETP completed its merger with Susser Holdings Corporation, the former parent company of Sunoco LP, and the date the Partnership and MACS began to be under common control. The following table presents the revenues and net income attributable to partners for the previously separate entities and the revised combined amounts to include the operations of MACS effective September 1, 2014 (in thousands):

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014

Revenues:
Partnership	$1,304,922	$3,897,534
MACS	142,860	142,860
Combined	$1,447,782	$4,040,394

Net income attributable to partners:
Partnership	$1,027	$20,754
MACS	5,878	5,878
Combined	$6,905	$26,632

Sunoco LP
Consolidated Balance Sheets

	Predecessor	Successor
	December 31, 2013	December 31, 2014

	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$8,150	$67,151
Accounts receivable, net of allowance for doubtful accounts of $323 and $1,220 at December 31, 2013 and 2014, respectively	69,005	81,224
Receivables from affiliates	49,879	19,574
Inventories, net	11,122	48,646
Other current assets	66	8,546
Total current assets	138,222	225,141
Property and equipment, net	180,127	905,465
Other assets:
Marketable securities	25,952	—
Goodwill	22,823	863,458
Intangible assets, net	22,772	172,108
Deferred tax asset, long-term portion	—	22,336
Other noncurrent assets	188	16,416
Total assets	$390,084	$2,204,924
Liabilities and equity
Current liabilities:
Accounts payable	$110,432	$95,932
Accounts payable to affiliates	—	3,112
Accrued expenses and other current liabilities	11,427	41,881
Current maturities of long-term debt	525	13,757
Total current liabilities	122,384	154,682
Revolving lines of credit	156,210	683,378
Long-term debt	29,416	173,383
Deferred tax liability, long-term portion	222	—
Other noncurrent liabilities	2,159	49,306
Total liabilities	310,391	1,060,749
Commitments and contingencies:
Partners' capital:
Limited partner interest:
Common unitholders - public (10,936,352 units issued and outstanding as of December 31, 2013 and 20,036,329 units issued and outstanding as of December 31, 2014)	210,269	874,688
Common unitholders - affiliated (79,308 units issued and outstanding as of December 31, 2013 and 4,062,848 units issued and outstanding as of December 31, 2014)	1,562	38,821
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at each December 31, 2013 and December 31, 2014)	(132,138)	236,310
Total partners' capital	79,693	1,149,819
Noncontrolling interests	—	(5,644)
Total equity	79,693	1,144,175
Total liabilities and equity	$390,084	$2,204,924

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.
The key operating metrics presented below for the twelve months ended December 31, 2014, are the combined results of operations for the Partnership for the predecessor period from January 1, 2014 through August 31, 2014, and the successor period from September 1, 2014 through December 31, 2014. Please refer to the Consolidated Statements of Operations and Comprehensive Income included herein for the results of the individual periods.

	Three Months Ended				Year Ended
	December 31, 2013		December 31, 2014		December 31, 2013		December 31, 2014
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel sales	$—		$168,000		$—		$228,895
Wholesale motor fuel sales to third parties	392,937		500,215		1,502,786		1,987,770
Wholesale motor fuel sales to affiliates	716,322		617,732		2,974,122		3,074,236
Merchandise sales	—		39,277		—		52,275
Rental and other income	5,209		16,398		15,671		38,840
Total revenues	1,114,468		1,341,622		4,492,579		5,382,016
Gross profit:
Retail motor fuel	—		24,786		—		30,392
Wholesale motor fuel to third parties	7,641		33,314		26,307		61,148
Wholesale motor fuel to affiliates	8,133		9,469		31,597		35,733
Merchandise	—		10,213		—		13,455
Other	4,275		15,402		13,060		35,198
Total gross profit	20,049		93,184		70,964		175,926
Net income attributable to partners	$9,523		$30,111		$37,027		$56,743
Adjusted EBITDA (1)	$14,067		$65,486		$51,885		$122,313
Distributable cash flow (1)	$12,648		$51,114		$47,679		$92,488

Operating Data:
Total motor fuel gallons sold:
Retail	—		60,247		—		83,419
Wholesale third-party	146,043		241,516		517,775		749,925
Wholesale affiliated	269,544		304,872		1,053,259		1,178,619
Motor fuel gross profit cents per gallon:
Retail	—		44.5	¢	—		39.3	¢
Wholesale third-party	5.2	¢	17.6	¢	5.1	¢	9.6	¢
Wholesale affiliated	3.0	¢	3.0	¢	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.8	¢	13.0	¢	3.7	¢	7.0	¢
Retail merchandise margin	—		26.0%		—		25.7%

(1)    We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization, and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

Effective September 1, 2014, as a result of the ETP Merger and in an effort to conform the method by which we measure our business to that of ETP's operations, we now define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments.
We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loans;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2014	December 31, 2013	December 31, 2014
	(in thousands)
Net income	$9,523	$30,893	$37,027	$57,786
Depreciation, amortization and accretion	2,597	12,502	8,687	26,955
Interest expense, net	1,101	6,636	3,471	14,329
Income tax expense	142	2,114	440	2,352
EBITDA	13,363	52,145	49,625	101,422
Non-cash compensation expense	586	778	1,936	6,080
Loss on disposal of assets and impairment charge	118	2,670	324	2,631
Unrealized gains on commodity derivatives	—	(1,226)	—	(1,433)
Inventory fair value adjustments	—	11,119	—	13,613
Adjusted EBITDA	14,067	65,486	51,885	122,313
Cash interest expense	1,006	6,255	3,090	12,029
Income tax expense (current)	136	3,003	302	3,275
Maintenance capital expenditures	277	4,332	814	5,196
MACS acquisition adjustment (1)	—	—	—	8,282
Earnings attributable to noncontrolling interest	—	782	—	1,043
Distributable cash flow	$12,648	$51,114	$47,679	$92,488

(1) Adjustment includes MACS' results of operations for the period September 1, 2014 through September 30, 2014. The initial date of common control was September 1, 2014 and as such, MACS results have been included in our results of operations from that date forward.